SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                             FORM 8-K



                          CURRENT REPORT




                PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of Earliest Event Reported) April 14, 1996




                      WESTERN RESOURCES, INC.
      (Exact Name of Registrant as Specified in Its Charter)




             KANSAS                      1-3523                 48-0290150
(State or Other Jurisdiction of       (Commission          (Employer
Incorporation or Organization)        File Number)        Identification No.)



   818 KANSAS AVENUE, TOPEKA, KANSAS                                 66612
(Address of Principal Executive Offices)                          (Zip Code)




Registrant's Telephone Number Including Area Code (913) 575-6300

                     WESTERN RESOURCES, INC.

Item 5. Other Events

     On April 14, 1996, Western Resources, Inc. issued the attached Press Release which included the attached letter addressed to Kansas City Power & Light Company.


             WESTERN RESOURCES PROPOSES KCPL MERGER,
   OFFERS A BETTER DEAL FOR CUSTOMERS, SHAREHOLDERS, EMPLOYEES

              MERGER PROJECTS $1 BILLION IN SAVINGS

                TRANSACTION VALUED AT $1.7 BILLION

     TOPEKA, Kansas, April 14, 1996--Western Resources, Inc., (NYSE:WR) today announced an offer to merge with Kansas City Power & Light (NYSE:KLT) in a stock-for-stock transaction valued at approximately $1.7 billion, or $28 per KCPL common share.
     Based upon Friday's closing prices, the offer represents a 17 percent premium above KCPL's market price, and a 27 percent increase in the KCPL dividend to $1.98 per KCPL share.
     Attached is the letter delivered today by John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer, to Drue Jennings, chairman of the board and chief executive officer of Kansas City Power & Light.

                             April 14, 1996




Mr. Drue Jennings
Chairman of the Board, President
  & Chief Executive Officer
Kansas City Power & Light Company
1201 Walnut Street
Kansas City, MO  64141

Dear Drue,

    Following the filing of the proxy and regulatory application for your proposed transaction with UtiliCorp, we have undertaken a further detailed review of the benefits from a combination of Western Resources and KCPL and have compared those benefits to those that would result from the proposed UtiliCorp/KCPL combination. The difference in the proposals is striking and demonstrates that a combination of our companies will result in significant benefits for each company's respective shareholders, customers and employees.

    Accordingly, the Western Resources Board of Directors has authorized the submission of the following merger proposal: KCPL and Western Resources would merge in a transaction in which each KCPL common shareholder will receive $28 worth of Western Resources common stock in exchange for each KCPL share. The exchange ratio is subject to a collar so that KCPL shareholders will receive no less than .833 and no more than .985 shares of Western Resources common stock for each share of KCPL common stock.

    Based upon last Friday's closing stock prices and Western Resources' $2.06 current annual dividend, our proposal represents a 17% premium above KCPL's market price and a dividend rate of $1.98 per KCPL share, which is 27% higher than KCPL's current dividend rate.

    Some of the other major benefits of our proposal include:

    More than $1 billion in aggregate cost savings during the first 10 years following completion of the merger, which is 64% greater than in your proposed merger with UtiliCorp. Our savings are greater due to the larger size of our business as contrasted to UtiliCorp ($5.5 billion in assets versus $3.9 billion), our overlapping service territory and the $2.0 billion of plant under common ownership.

    Earnings accretion for KCPL and Western Resources' shareholders.

    An initial rate reduction of $21 million and cumulative rate reductions of $210 million for KCPL's retail electric customers in the first 10 years following the merger. This is a 30% greater reduction in rates than in the proposed UtiliCorp/ KCPL transaction.

    An initial rate reduction of $10 million and a cumulative rate reduction of $100 million for KGE's retail electric customers in the first ten years following the merger, in addition to our current rate reduction plan.

    A five-year moratorium on electric rate increases for KCPL, KPL, and KGE retail customers.

    No layoffs of any KCPL or Western Resources' employees.

    A stronger financial partner in Western Resources' A- bond rating as compared to UtiliCorp's BBB rating.

    We have a history of delivering on our promises. When we merged with KGE, we provided $32 million in customer rebates and delivered all of the projected cost savings. This was accomplished without employee layoffs. We are confident we can deliver to our constituents again.

    Subject to your Board's favorable response to our proposal, we are prepared to negotiate a merger agreement on substantially the same terms and conditions as your proposed merger with UtiliCorp, including its tax-free structure, except that (i) we would expect the Board of Western Resources, after the merger, to be composed of nine directors from KCPL and 13 from Western Resources, and (ii) the headquarters of KCPL would remain in Kansas City, Missouri, the headquarters of KGE would remain in Wichita, and the headquarters of KPL and Western Resources would remain in Topeka. In addition, we are prepared to offer you the same position on the same terms following a merger with us as you would have had with your proposed UtiliCorp/KCPL merger. We also believe we offer your senior management opportunities for continued career growth that appear to us not to exist with UtiliCorp.

    The combined company will be in a better position to promote economic and civic development for the greater Kansas City area. The level of charitable giving in the Greater Kansas City area from both Western Resources and KCPL will remain no less than the present combined involvement for at least the next five years. Additionally, we will commit to locate one of our rapidly growing business units in Kansas City, which will bring hundreds of jobs and national and international business opportunities to Kansas City. Most importantly, we will be able to reduce prices to both KCPL and KGE customers to 10% below the national average, making our customers and their businesses more competitive.

    The two companies together will be better positioned to lead the reshaping of the increasingly competitive marketplace brought about by technology, and customer and legislative demands. We will be able to create value because of our larger competitive scale, expanded access to future energy customers and the complementary nature of our growing energy businesses. As examples, the Wing Group and KLT Energy will blend both domestic and international power development businesses and our consumer energy services business aligned with your deployment of new technologies will expand our capabilities to offer innovative services.

    Our offer is, of course, contingent upon all necessary approvals from shareholders, regulatory and other governmental agencies, and the availability of pooling of interest accounting. In addition, this offer is expressly conditioned on KCPL's compliance with its obligations under the Agreement and Plan of Merger, dated as of January 19, 1996 between UtiliCorp and KCPL, including but not limited to Sections 7.11 and 9.1 thereof.

    We are filing tomorrow an Application with the Kansas Corporation Commission seeking approval of our proposed Western Resources/KCPL merger and a Petition to Intervene in the proposed UtiliCorp/KCPL matter, Docket No. 194,141-U. This filing provides additional detail regarding the comparative benefits of our proposal and points out that the public interest requires that the KCC consider competing alternatives when deciding whether to approve the proposed UtiliCorp/KCPL merger. Likewise, we expect to file shortly with the Missouri Public Service Commission.

    We appreciate that you will want to present our proposal to your Board of Directors for its careful consideration. We feel that after such consideration, your Board will agree with us that our proposal is financially superior to the proposed transaction with UtiliCorp. We are also prepared to meet with you or with you and your directors to discuss our proposal and to answer any questions you or they may have.

    Drue, as I am sure you can appreciate with a proposal of this sort, time is of the essence. Accordingly, we would appreciate hearing from you as soon as practicable, and in any event, no later than 12:00 noon on Monday, April 22, 1996.

                             Sincerely,


                                    John E. Hayes, Jr.

                            SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Western Resources, Inc.




Date   April 14, 1996                By         /s/ S. L. Kitchen
                                       S. L. Kitchen, Executive Vice President
                                             and Chief Financial Officer



Date   April 14, 1996                By      /s/ Jerry D. Courington
                                                 Jerry D. Courington,
                                                      Controller